Exhibit 10.1

KELLY SERVICES, INC.

AMENDED AND RESTATED

SENIOR EXECUTIVE SEVERANCE PLAN

1. Establishment; Purpose.

(a) Establishment. Kelly Services, Inc. (the “Company”) hereby establishes the Kelly Services Inc. Senior Executive Severance Plan (the “Plan”), as set forth in this document, amended and restated effective as of May 1, 2021 (the “Effective Date”).

(b) Purpose. The Plan is designed to provide for financial protection to certain key executives of the Company in the event of unexpected job loss, in order to encourage the continued attention of participants who are expected to make substantial contributions to the success of the Company and thereby provide for stability and continuity of management. Except as otherwise provided in Section 3(a), with respect to executives identified as Tier 1 Participants, Tier 2 Participants, and Tier 3 Participants, this Plan supersedes all prior plans, policies, and practices of the Company, including provisions of any employment agreement between the executive and the Company with respect to severance or separation pay for the executive. The Plan is the only severance program for such executives.

2. Definitions. For purposes of the Plan, the following terms have the meanings set forth below:

“Accrued Benefits” has the meaning given to that term in Section 4(a)(i) hereof.

“Affiliate” means any corporation, partnership, or other business enterprise in which the Company directly or indirectly has control as defined in Rule 405 of the Securities Act of 1933.

“Annual Base Salary” means, at any time, the Participant’s then annual rate of base salary in effect as of the Date of Termination, including any amounts deferred under the qualified retirement plan or nonqualified deferred compensation plan, but excluding amounts (i) received under short-term or long-term incentive or other bonus plans, regardless of whether or not the amounts are deferred, or (ii) designated by the Company as payment toward reimbursement of expenses.

“Board” means the Board of Directors of the Company, as constituted at any time.

“Cause” means:

(a) the Participant’s willful and continued failure to substantially perform his or her duties with the Company (other than any such failure resulting from the Participant’s Disability), after a written demand for substantial performance is delivered to the Participant, by the Board, the Chief Executive Officer, or other appropriate officer of the Company, that specifically identifies the manner in which the Board, the Chief Executive Officer, or such other appropriate officer believes that the Participant has not substantially performed his or her duties, and the Participant has been given an opportunity, within thirty (30) days following Participant’s receipt of such notice, to meet in person with the Board (or its designee) to explain or defend the alleged act or acts, or failure or failures to act relied upon by the Company and, to the extent such cure is possible, the Participant has not cured such act or acts or failure or failures to act within the thirty (30) day period;

(b) the Participant’s gross negligence or willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise;

(c) the Participant’s conviction of, or plea of guilty or nolo contendere, to any felony or to any other crime which involves the personal enrichment of the Participant at the expense of the Company; and;

(d) the Participant’s material breach of the Company’s Code of Business Conduct and Ethics.

Notwithstanding the above, for purposes of this provision, no act or failure to act shall be considered “willful” or “intentional” unless done or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s act or omission was in or not opposed to the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the instructions of the Chief Executive Officer shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company.

“Change in Control” means the occurrence of any of the following events:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either (A) the Class B Common Stock of the Company or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this paragraph (i), unless the Board adopts a resolution stating that such events constitute a Change in Control, the following acquisitions shall not constitute a Change in Control: (I) any acquisition directly from the Company, (II) any acquisition by the Company, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (IV) transfers of shares of Company stock owned by the trust(s) established by Terence E. Adderley, and any subsequent transfers of such shares, (V) an acquisition by an underwriter who temporarily holds securities pursuant to an offering of such securities, or (VI) any acquisition pursuant to a transaction which complies with clauses (A), (B), and (C) of paragraph (c) below; or

(b) Individuals who, at the beginning of any period of twenty-four (24) consecutive months, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of this Plan whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Corporate Transaction”), in each case, unless, following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Class B Common Stock of the Company or the Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the Class B Common Stock of the Company or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction of the Class B Common Stock of the Company or the Outstanding Company Voting Securities, as the case may be; (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, more than twenty percent (20%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such Corporate Transaction, except with respect to any Person who had such ownership in the Company prior to the Corporate Transaction; and (C) at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the documentation or action of the Board resulting in a Corporate Transaction; or

(d) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board or any other committee designated by the Board to administer this Plan.

“Company” means Kelly Services, Inc. and its Affiliates, and any successor to its business or assets, by operation of law or otherwise.

“Date of Termination” means: (i) if the Participant’s employment is terminated by the Company for Cause or due to Disability, or by the Participant for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 calendar days after such notice, as the case may be; (ii) if the Participant’s employment is terminated by the Company other than for Cause or Disability, or if the Participant voluntarily resigns without Good Reason, the date on which the terminating party notifies the other party that such termination shall be effective, provided that on a voluntary resignation without Good Reason, the Company may, in its sole discretion, make such termination effective on any date it elects in writing between the date of the notice and the proposed date of termination specified in the notice; or (iii) if the Participant’s employment is terminated by reason of death, the date of death of Participant.

“Disability” means the total and permanent inability of an Employee by reason of sickness or injury to perform the material duties of such Employee’s regular occupation with his or her Employer where such inability has existed for at least six continuous months.

“Employee” means a full-time salaried employee of the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Good Reason” means, without the Participant’s express written consent, the occurrence after the Effective Date of any one (1) or more of the following relative to the status immediately prior to date of a Change in Control event that continues for a period of more than 30 days after the Participant has provided the Company written notice of such occurrence:

(a) a material diminution in Participant’s authority, duties or responsibilities;

(b) a material reduction in the Participant’s Annual Base Salary, provided that a decrease in excess of ten percent (10%) from the highest Annual Base Salary in effect after the Effective Date shall constitute a material reduction, other than a temporary across-the-board reduction that applies to all senior officers and that remains in effect for one year or less;

(c) a relocation of the Participant’s primary work location by more than fifty (50) miles from the Participant’s office location immediately prior to such relocation and no nearer to the Participant’s residence at such time, except for required travel on the Company’s business to an extent substantially consistent with the executive’s business travel obligations prior to the Change in Control;

(d) failure of the Company to continue in effect, or the failure to continue the Participant’s participation on substantially the same basis in, any of the Company’s short-term incentive compensation and long-term incentive compensation plans in which the Participant participates that results in a material reduction in the Participant’s target award levels under such plans; provided, however, that a decrease in the executive’s aggregate target award under such plans in excess of ten percent (10%) based on similar metrics from the highest target amount payable after the Effective Date shall constitute a material reduction; and

(e) any material failure by the Company to satisfy any obligations under an employment agreement, other arrangement, or an offer letter that has been in effect for twelve (12) months, unless terminated or expired earlier by its terms, with the Participant.

A Participant must provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within 90 days after the first occurrence of such circumstances, and must actually terminate employment within 30 days following the expiration of the Company’s 30-day cure period described above. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Participant.

“Incentive Compensation” means with respect to any Company year, the annual incentive the Employee would have been entitled to receive under the Short-Term Incentive Plan or any future plan intended to replace the Short-Term Incentive Plan of the Company providing for incentive compensation had he or she remained employed by the Company.

“Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Plan relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 calendar days after the giving of such notice).

“Other Benefits” has the meaning given to that term in Section 4(a)(vi) hereof.

“Participant” means a Tier 1 Participant, a Tier 2 Participant, or Tier 3 Participant, as designated by the Committee as provided in Section 3(a) hereof and is located within the United States, until such time as the Participant’s participation ceases in accordance with Section 3(b) hereof.

“Qualified Termination” means any termination of a Participant’s employment: (i) by the Company other than for Cause, Disability or death, other than by reason of termination in connection with the sale or transfer of any portion of the Company’s assets (not constituting a Change in Control) provided the Participant is offered employment with comparable base pay with the purchaser or transferee thereof and is offered a new severance agreement with the new employer; or (ii) for Good Reason by a Participant in connection with a Change in Control.

“Release” has the meaning given to that term in Section 5 hereof.

“Section 409A” has the meaning give to that term in Section 21(a) hereof.

“Target Annual Incentive” means a Participant’s target incentive opportunity under the annual Incentive Compensation Plan for the fiscal year in which the Participant’s Qualified Termination occurs or in effect immediately prior to a Change in Control.

“Tier 1 Participant” means an Employee of the Company serving in a position of Chief Executive Officer.

“Tier 2 Participant” means an Employee of the Company serving in the position of Chief Financial Officer or General Counsel, and any additional senior officer determined by the Committee.

“Tier 3 Participant” means any designated Employees of the Company serving in the position of a senior officer and listed on Appendix C, subject to the determination and designation by the Committee.

3. Participation.

(a) Designation of Participants. Eligibility to participate in the Plan shall be limited to those key Employees of the Company who qualify as a Tier 1 and Tier 2 Participants or are within the senior officer categories designated by the Committee in its sole discretion as Tier 3 Participants. The Committee shall limit the class of persons designated as Participants in the Plan to a “select group of management or highly compensated employees,” within the meaning of Sections 201, 301 and 401 of ERISA. Notwithstanding the foregoing, an Employee who is a party to an employment agreement, offer letter, or other arrangement with the Company that provides for severance benefits shall not be eligible to participate in this Plan, unless such Employee executes any and all documentation as required by the Company to waive all rights to severance benefits under such employment agreement, offer letter, or other arrangement.

(b) Duration of Participation. A Participant shall cease to be a Participant in this Plan if: (i) the Participant ceases to be employed by the Company, unless such Participant is then entitled to a severance benefit as provided in Section 4(a) of this Plan; or (ii) the Committee removes the Employee as a Participant by notice to the Employee in accordance with Section 17 hereof. Further, participation in this Plan is subject to the unilateral right of the Committee to terminate or amend the Plan in whole or in part as provided in Section 17 hereof. Notwithstanding anything herein to the contrary, a Participant who is then entitled to a severance benefit as provided in Section 4(a) of this Plan shall remain a Participant in this Plan until the amounts and benefits payable under this Plan have been paid or provided to the Participant in full. Any severance benefits to be provided to a Participant under this Plan are subject to all of the terms and conditions of the Plan, including Sections 5 and 7.

(c) No Employment Rights. Participation in the Plan does not alter the status of a Participant as an at-will employee, and nothing in the Plan will limit or affect in any manner the right of the Company to terminate the employment or adjust the compensation of a Participant at any time and for any reason (with or without Cause).

4. Severance Benefits.

(a) Qualified Termination. Subject to compliance with Sections 5 and 7 hereof, in the event that a Participant incurs a Qualified Termination, the Participant shall be entitled to the compensation and benefits set forth in this Section 4(a):

(i) Accrued Benefits. The Company shall pay or provide to the Participant the sum of: (A) the Participant’s Annual Base Salary earned through the Date of Termination, to the extent not previously paid; (B) any annual Incentive Compensation payable for services rendered in the calendar year preceding the calendar year in which the Date of Termination occurs that has not been paid on or prior to the Date of Termination based on actual performance against the target levels (other than Annual Base Salary and Incentive Compensation that has been deferred, if any, pursuant to Participant’s election), (C) any accrued but unused vacation time in accordance with

Company policy; and (D) reimbursement for any unreimbursed business expenses incurred through the Date of Termination in accordance with Company policy (the sum of the amounts described in clauses (A) through (D) shall be referred to as the “Accrued Benefits”). The Accrued Benefits shall be paid in a single lump sum within 60 calendar days after the Date of Termination or such earlier date as may be required by the applicable Company plan or policy or by applicable law.

(ii) Severance Payments.

(A) Termination not in Connection with Change in Control. Subject to Sections 5 and 7 hereof, if the Participant’s Qualified Termination occurs prior to a Change in Control and not under the circumstances described in Section 4(a)(ii)(B) below, the Company shall make severance payments to the Participant, in installments over the applicable period, in accordance with the Company’s regular payroll practices in effect at the Date of Termination, as follows:

I. Tier 1 Participants. If the Participant is a Tier 1 Participant, the Company shall continue to pay to the Participant his or her Annual Base Salary for the twenty-four (24) month period commencing on the Date of Termination.

II. Tier 2 Participants. If the Participant is a Tier 2 Participant, the Company shall continue to pay to the Participant his or her Annual Base Salary for the eighteen (18) month period commencing on the Date of Termination.

III. Tier 3 Participants. If the Participant is a Tier 3 Participant, the Company shall continue to pay to the Participant his or her Annual Base Salary for the twelve (12) month period commencing on the Date of Termination.

(B) Termination in Connection with Change in Control. Subject to Sections 5 and 7 hereof, if the Participant’s Qualified Termination occurs within two (2) years after a Change in Control, or within six (6) months prior to a Change in Control and the Participant can demonstrate that his or her Qualified Termination occurred at the request of a third party who had taken steps reasonably calculated to effect a Change in Control, the Company shall make a severance payment to the Participant as follows and the Participant shall be treated as involuntarily terminated without Cause for purposes of Section 15 of the Equity Incentive Plan:

I. Tier 1 Participants. If the Participant is a Tier 1 Participant, the Company shall make a single lump sum payment to the Participant equal to two (2) times the sum of (x) the Participant’s Annual Base Salary and (y) the Participant’s Target Annual Incentive Compensation.

II. Tier 2 Participants. If the Participant is a Tier 2 Participant, the Company shall make a single lump sum payment to the Participant equal to one and a one-half (1.5) times the sum of (x) the Participant’s Annual Base Salary and (y) the Participant’s Target Annual Incentive Compensation.

III. Tier 3 Participants. If the Participant is a Tier 3 Participant, the Company shall make a single lump sum payment to the Participant equal to one (1) times the sum of (x) the Participant’s Annual Base Salary and (y) the Participant’s Target Annual Incentive Compensation.

For purposes of determining the amounts payable pursuant to Section 4(a)(ii), the Annual Base Salary taken into account shall be prior to any reduction.

(C) Severance Payment Date. Any severance payable pursuant to this Section 4(a)(ii) will be paid or commence to be paid, as applicable, on the first payroll date following the date the Release becomes effective and irrevocable in accordance with its terms (or, if later, within thirty (30) days after the Change in Control as applicable pursuant to Section 4(a)(ii)(B) above). Further, if the period during which the Participant’s Release must become effective and irrevocable in accordance with its terms spans two calendar years, then, to the extent required to comply with Section 409A of the Code, any payment to be made under this Section 4(a)(ii) will commence on the first payroll date that occurs in the second calendar year and after the Release has become effective and irrevocable in accordance with its terms.

(iii) Pro-Rated Annual Incentive.

(A) Termination not in Connection with Change in Control. Subject to Sections 5 and 7 hereof, if the Participant’s Qualified Termination occurs prior to a Change in Control and not under the circumstances described in Section 4(a)(ii)(B) above, the Company shall pay to the Participant a pro-rata portion of the Participant’s annual Incentive Compensation for such fiscal year that would otherwise be paid if his or her employment or service had continued until the end of such performance period based on the actual results for such year. Such pro-rata payout will be determined by multiplying the amount which would be due for the full fiscal year to such Participant by a fraction, the numerator of which is the number of days during the fiscal year of the Qualified Termination that the Participant is employed by the Company and the denominator of which is 365. Any pro-rated annual Incentive Compensation payable pursuant to this Section 4(a)(iii)(A) shall be paid at the same time that Incentive Compensation for such year are paid to other senior executives of the Company after certification by the Committee that the applicable performance goals have been attained and no later than two and one-half months after the year of the Qualified Termination, and in lieu of (and not in duplication of) any amount otherwise payable to the Participant under the annual Incentive Compensation for such fiscal year.

(B) Payments in Connection with Change in Control. Subject to Section 5 and 7 hereof, as applicable, with respect to a Participant’s annual Incentive Compensation for the year that a Change in Control occurs and for the periods described in Section 4(a)(ii)(B) above, the Company shall pay to the Participant (I) for the year in which a Change in Control occurs and in which a Qualified Termination occurs, a pro-rata portion of the Participant’s annual

Incentive Compensation in effect that would have been payable if the metrics had been achieved at the target level and that would otherwise be paid if his or her employment had continued until the end of such performance period, and (II) for the two years described in Section 4(a)(ii)(B) above that follows a Change in Control and in which a Qualified Termination occurs, a pro-rata portion of the Participant’s annual Incentive Compensation in effect for such year that would otherwise be paid if his or her employment had continued until the end of such performance period based on the actual results for such year. Any pro-rata bonus payout will be determined by multiplying the Participant’s applicable Annual Incentive by a fraction, the numerator of which is the number of days during the fiscal year of the Qualified Termination that the Participant is employed by the Company and the denominator of which is 365. The annual Incentive Compensation payable pursuant to this Section 4(a)(iii)(B) shall be paid in a single lump sum at the time stated in Section 4(b)(ii)(C) (with respect to the amount referenced in (I) above), or at the same time that Incentive Compensation for the applicable year is paid to other senior executives of the Company after certification by the Committee that the applicable performance goals have been attained and no later than two and one-half months after the year of the Qualified Termination (with respect to the amount referenced in (II) above), and in lieu of (and not in duplication of) any amount otherwise payable to the Participant under the annual Incentive Compensation for such year.

(iv) Welfare Benefits. Subject to Sections 5 and 7 and the Participant’s timely election of continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), the Company will provide comparable medical (including prescription drug), dental, vision and hospitalization benefits to the Participant and his or her eligible dependents for the Severance Period (as defined below), provided the Participant continues to pay the applicable employee rate for such coverage and the employee is eligible and remains eligible for COBRA coverage. Any such coverage provided by the Company shall be provided under the benefit plan(s) applicable to employees of the Company in general and shall be subject to the terms of such plan(s), as such terms may be amended by the Company in its sole discretion from time to time. In the case of any coverage or plan to which COBRA would apply, any continuation of such coverage under COBRA shall begin at the Participant’s Qualified Termination date. Any period of continuation coverage required under COBRA shall otherwise be provided in accordance with COBRA and the regulations issued thereunder; provided, however, in the event the Company is unable to provide such coverage on account of any limitations under the terms of any applicable contract with an insurance carrier or third party administrator, or the terms of any applicable plan, the Company shall pay the Participant an amount equal to the portion of the premium or cost for such coverage that is paid by the Company for employees generally. These amounts shall be paid or provided subject to and in accordance with the reimbursement provisions of Section 21(a). During the Severance Period, an amount equal to the portion of the rate paid by the Company for such coverage (based on the COBRA rate) will be included in Participant’s income for tax purposes to the extent required by applicable law, and the Company may withhold taxes from Participant’s other compensation for this purpose.

For purposes of this Section 4(a)(iv) the “Severance Period” means: (A) if the Participant is a Tier 1 Participant, the twenty-four (24) month period following the Participant’s Qualified Termination, or until such earlier date on which COBRA coverage for the Participant and his or her covered dependents terminates in accordance with COBRA, (B) if the Participant is a Tier 2 Participant, the eighteen (18) month period following the Participant’s Qualified Termination, or until such earlier date on which COBRA coverage for the Participant and his or her covered dependents terminates in accordance with COBRA, or (C) if the Participant is a Tier 3 Participant, the twelve (12) month period following the Participant’s Qualified Termination, or until such earlier date on which COBRA coverage for the Participant and his or her covered dependents terminates in accordance with COBRA.

(v) Outplacement. Subject to Section 5 and 7 hereof, the Company shall, at its sole expense as incurred, provide the Participant with outplacement services from a recognized outplacement service provider selected by the Company; provided that (i) the cost to the Company shall not exceed $10,000, (ii) in no event shall the outplacement services be provided more than twelve (12) months after the Participant’s Qualified Termination, and (iii) the Participant requests reimbursement within 90 days after the expense is incurred. The Company shall reimburse such expense within 90 days of the date such expense reimbursement is received from the Participant (or such later date as required in Section 21(a)).

(vi) Other Benefits. To the extent not previously paid or provided, the Company shall pay or provide, or cause to be paid or provided, to the Participant (or his or her beneficiary or estate) any other amounts or benefits required to be paid or provided or which the Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company, including any benefits to which the Participant is entitled under Part 6 of Subtitle B of Title I of ERISA (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”) in accordance with the terms and normal procedures of each such plan, program, policy or practice or contract or agreement, based on accrued and vested benefits through the Date of Termination.

(vii) Equity Incentive Plan Awards—Involuntary Termination Following Change in Control. Subject to Sections 5 and 7 hereof, to the extent and in accordance with Section 15(b) of the Company’s Equity Incentive Plan (the “EIP”) that outstanding Awards granted under the EIP are assumed, converted or replaced in connection with a Change in Control, as defined herein, then for purposes of determining whether the Participant’s employment is involuntarily terminated by the Company without Cause, termination for Good Reason by a Participant in connection with a Change in Control constitutes an involuntary termination. The application of Good Reason termination of employment is limited to the determination of a Qualified Termination in connection with a Change in Control.

(b) Other Terminations. If a Participant’s employment is terminated for Cause or as a result of the Participant’s Disability or death, or if the Participant voluntarily terminates his or her employment for any reason, then the Company shall pay or provide to the Participant the Accrued Benefits, payable in accordance with Section 4(a)(i) of this Plan, and the Other Benefits, and no further amounts shall be payable to the Participant under this Section 4 after the Date of Termination.

(c) Notice of Termination. Any termination by the Company for Cause or by Participant for Good Reason shall be communicated by Notice of Termination to the Participant and to the Company in accordance with Section 16 and as stated in the Good Reason definition, respectively. The failure by the Company or the Participant to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Participant hereunder or preclude the Company or the Participant from asserting such fact or circumstance in enforcing the Company’s or the Participant’s rights hereunder.

(d) Resignation from All Positions. Notwithstanding any other provision of this Plan, upon the termination of a Participant’s employment for any reason, unless otherwise requested by the Company, the Participant shall immediately resign from all officer and director positions that he or she may hold with the Company. As a condition of receiving any severance benefits under this Plan, each Participant shall execute any and all documentation to effectuate such resignations upon request by the Company, but he or she shall be treated for all purposes as having so resigned upon termination of his or her employment, regardless of when or whether he or she executes any such documentation.

5. Release. Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to provide any severance payment or benefit under Section 4(a)(ii), (iii), (iv), or (v) hereof unless: (a) the Participant first executes and delivers to the Company within 21 or 45 calendar days, as appropriate, after the Date of Termination a fully executed general release of claims substantially in the form attached hereto as Appendix A, with such changes as the Company may determine to be required in order to make such agreement and release enforceable and otherwise compliant with applicable law (the “Release”); (b) the Participant does not timely revoke the Release; and (c) the Release becomes effective and irrevocable in accordance with its terms.

6. No Mitigation. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.

7. Restrictive Covenants. The Company’s payment obligations and a Participant’s right, if any, to severance benefits under Section 4(a) hereof shall immediately cease and the Participant will be required to return to the Company any severance benefits under Section 4(a) that have already been paid in the event the Committee determines, in its sole discretion, that the Participant has engaged, or has threatened to engage, in any of the following activities: (i) an activity of competition, as specified in the covenant not to compete set forth in Appendix B with respect to the Participant and the Company, during the period of restriction specified therein prohibiting the Participant from engaging in such activity; (ii) an activity of solicitation (including solicitation of employees and customers of the Company), as specified in the covenant not to solicit set forth in Appendix B with respect to the Participant and the Company, during the period of restriction specified therein prohibiting the Participant from engaging in such activity; (iii) the disclosure or use of confidential information in violation of the covenant not to disclose set forth in Appendix B with respect to the Participant and the Company; (iv) conduct or actions that disparages, slanders, or injures in violation of the covenant set forth in Appendix B with respect to the Participant and the Company; (v) the failure to return any property or information of the Company, as required by the Company’s policies; and (vi) an activity that the Committee determines entitles the Company to seek recovery from the Participant under Company’s Incentive Compensation

Recovery Policy, any other compensation recoupment or claw back policy maintained by the Company as in effect on the Date of Termination, or any subsequent discovery or determination by the Committee of Cause based on actions occurring prior to the Participant’s termination of employment. Any such cessation of payment shall not reduce any monetary damages that may be available to the Company as a result of such breach.

8. Effect on Other Plans, Agreements and Benefits.

(a) Relation to Other Benefits. Unless otherwise provided herein, nothing in this Plan shall prevent or limit a Participant’s continuing or future participation in any plan, program, policy, or practice provided by the Company for which the Participant may qualify, nor, except as explicitly set forth in this Plan, shall anything herein limit or otherwise affect such rights as a Participant may have under any other contract or agreement with the Company. Further, the Participant’s voluntary termination of employment, with or without Good Reason as might be applicable, shall in no way affect the Participant’s ability to terminate employment by reason of the Participant’s “retirement” under, or to be eligible to receive benefits under, any compensation and benefits plans, programs or arrangements of the Company, including, without limitation, any retirement or pension plans or arrangements or substitute plans adopted by the Company, and any termination which otherwise qualifies as Good Reason shall be treated as such even it is also a “retirement” for purposes of any such plan. Any economic or other benefit to a Participant under this Plan will not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement, workers compensation or other benefit or compensation plan maintained by the Company (except to the extent provided otherwise in any such plan with respect to Accrued Benefits).

(b) Non-Duplication. Notwithstanding the foregoing provisions of Section 8(a), and except as specifically provided below, any severance benefits received by a Participant pursuant to this Plan shall be in lieu of any general severance policy or other severance plan maintained by the Company (other than a stock option, restricted stock, share or unit, performance share or unit, long-term incentive award, annual incentive award, supplemental retirement, deferred compensation or similar plan or agreement which may contain provisions operative on a termination of the Participant’s employment or may incidentally refer to accelerated vesting or accelerated payment upon a termination of employment). Further, as a condition of participating in this Plan, each Participant who is a party to an employment agreement or offer letter with the Company that otherwise would provide for severance benefits acknowledges and agrees that the severance benefits payable under this Plan shall be in lieu of and in full substitution for (and not in duplication of), any right to severance benefits under any such employment agreement or offer letter with the Company. In addition, while Participants shall not be entitled to receive severance payments under both Sections 4(a)(ii)(A) and 4(a)(ii)(B) for the same Qualified Termination, in the event a Participant’s Qualified Termination occurs within the time period specified in Section 4(a)(ii)(B), such Participant shall be entitled to the higher severance payments provided for in Section 4(a)(ii)(B).

9. Certain Tax Matters. In the event it shall be determined that any payment or distribution by the Company to or for the benefit of a Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise) (the “Total Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced to the maximum amount that could be paid to the Participant without giving rise to the Excise Tax (the “Safe Harbor Cap”), if the net after-tax benefit to the Participant after reducing the Participant’s Total Payments to the Safe Harbor Cap is greater than the net after-tax (including the Excise Tax) benefit to the Participant without such reduction. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments made pursuant to Section 4(a)(ii) of this Plan, then to the payments made pursuant to Section 4(a)(iii) of this Plan, then to the payments made pursuant to Section 4(a)(v) of this Plan, then to the benefits provided pursuant to Section 4(a)(iv) of this Plan, and then to any other payment that triggers such Excise Tax in the following order: (i) reduction of cash payments, (ii) cancellation of accelerated vesting of performance-based equity awards (based on the reverse order of the date of grant), (iii) cancellation of accelerated vesting of other equity awards (based on the reverse order of the date of grant), and (iv) reduction of any other payments due to the Participant (with benefits or payments in any group having different payment terms being reduced on a pro-rata basis). All mathematical determinations, and all determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), that are required to be made under this paragraph, including determinations as to whether the Total Payments to Participant shall be reduced to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made at the Company’s expense by the Company’s then current independent auditors, or such other accounting, valuation firm, law firm, or other organization with experience on these matters, as selected by the Committee prior to the relevant Change in Control.

10. Administration. The Committee shall have complete discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to make factual findings with respect to any issue arising under the Plan, to determine the rights and status under the Plan of Participants or other persons, to resolve questions (including factual questions) or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan. Without limiting the generality of the foregoing, the Committee is hereby granted the authority (a) to determine whether a particular Employee is a Participant, and (b) to determine if a person is entitled to benefits hereunder and, if so, the amount and duration of such benefits. The Committee may delegate, subject to such terms as the Committee shall determine, any of its authority hereunder to one or more officers of the Company. In the event of such delegation, all references to the Committee in this Plan shall be deemed references to such delegates as it relates to those aspects of the Plan that have been delegated. The Committee’s determination of the rights of any person hereunder shall be final and binding on all persons.

11. Claims for Benefits.

(a) Filing a Claim. Any Participant or beneficiary who wishes to file a claim for benefits under the Plan shall file his or her claim in writing with the Company. Any such claim should be sent to the Company’s General Counsel or to the Senior Vice President, Human Resources.

(b) Review of a Claim. The Company shall, within 90 calendar days after receipt of such written claim (unless special circumstances require an extension of time, but in no event more than 180 calendar days after such receipt), send a written notification to the Participant or beneficiary as to its disposition. If the claim is wholly or partially denied, such written notification shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Participant or beneficiary to perfect the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Participant or beneficiary may appeal the denial of his or her claim, including, without limitation, a statement of the claimant’s right to bring an arbitration claim following an adverse determination on appeal, as described in (f).

(c) Appeal of a Denied Claim. If a Participant or beneficiary wishes to appeal the denial of his or her claim, he or she must request a review of such denial by making application in writing to the Committee within 60 calendar days after receipt of such denial. The Participant or beneficiary (or his or her duly authorized legal representative) may submit, in writing, issues and comments in support of his or her position. A Participant or beneficiary who fails to file an appeal within the 60-day period set forth in this Section 11(c) shall be prohibited from doing so at a later date or from bringing a further claim.

(d) Review of a Claim on Appeal. Within 60 calendar days after receipt of a written appeal (unless the Committee determines that special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than 120 calendar days after such receipt), the Committee shall notify the Participant or beneficiary of the final decision. The final decision shall be in writing and shall include (i) specific reasons for the decision, written in a manner calculated to be understood by the claimant, (ii) specific references to the pertinent Plan provisions on which the decision is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents relevant to the claim for benefits, and (iv) a statement describing the claimant’s right to bring an arbitration claim, as described in (f).

(e) Legal Fees and Expenses. If a Participant institutes a proceeding in seeking to obtain or enforce, or is required to defend in any proceeding the validity or enforceability of, any right or benefit provided by this Plan, the Company shall pay or reimburse (within 30 days following the Company’s receipt of an invoice from the Participant) the Participant’s reasonable legal fees and expenses (including without limitation, any and all court costs and reasonable attorneys’ fees and expenses) incurred in connection with or as a result of any such proceeding, provided that such amount shall not exceed $35,000, except as stated herein. The Company shall reimburse all reasonable legal fees and expenses if the Participant prevails on a claim for a material benefit pursuant to this Plan. Notwithstanding the foregoing, if the Participant does not prevail (after exhaustion of all available judicial remedies) in respect of at least one claim for a material benefit hereunder, then no further reimbursement for legal fees and expenses shall be due to the Participant in respect of such claim and the Participant shall refund any amounts previously reimbursed hereunder with respect to such proceeding.

(f) Arbitration Claims. Any controversy or claim arising out of or relating to this Plan shall be settled and administered by the American Arbitration Association (“AAA”) under its Employment Arbitration Rules (“AAA Rules”), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof; provided, however, nothing contained in this Plan shall be construed to prevent or excuse any party from utilizing the administrative procedures and appeal processes set forth in this Section 11, and no party is permitted to commence an arbitration hereunder unless and until all administrative procedures and appeals have been fully exhausted. All arbitration disputes covered by this Plan will be decided by a single arbitrator (the “Arbitrator”) through final and binding arbitration and not by way of court or jury trial. Unless the parties mutually agree otherwise, the Arbitrator shall be an attorney experienced in severance disputes and licensed to practice law in the state in which the arbitration is convened or a retired federal or state judicial officer from any jurisdiction. The location of the arbitration proceeding shall be where the Plan is administered unless each party to the arbitration agrees in writing otherwise.

12. Participants Deemed to Accept Plan. By accepting any payment or benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Committee, the Company, in any case in accordance with the terms and conditions of the Plan.

13. Successors.

(a) Company Successors. This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. The Company shall require any such successor to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b) Participant Successors. The rights of a Participant to receive any benefits hereunder shall not be assignable, transferable, or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 13(b), the Company shall have no liability or obligation to pay any amount so attempted to be assigned, transferred or delegated. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution, or other legal process. This Plan shall inure to the benefit of a Participant’s heirs, executors, administrators and legal representatives and beneficiaries.

14. Unfunded Status. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan.

15. Withholding. The Company may withhold from any amounts payable under this Plan all federal, state, city or other taxes as the Company are required to withhold pursuant to any law or government regulation or ruling.

16. Notices. Any notice provided for in this Plan shall be in writing and shall be either personally delivered, sent by reputable overnight carrier, or mailed by first class mail, return receipt requested, to the recipient. Notices to Participant shall be sent to the address of Participant most recently provided to the Company. Notices to the Company should be sent to Kelly Services, Inc. 999 West Big Beaver Road, Troy, Michigan 48084, Attention: General Counsel (or with respect to a notice by the General Counsel to the Company, such notice should be sent to the Senior Vice President, Human Resources). Notice and communications shall be effective on the date of delivery if delivered by hand, on the first business day following the date of dispatch if delivered utilizing overnight courier, or three business days after having been mailed, if sent by first class mail.

17. Amendments; Termination. The Committee expressly reserves the unilateral right, at any time, without the consent of the impacted Participant or Participants, to amend or terminate the Plan in whole or in part, including without limitation to remove individuals as Participants or to modify or eliminate all or any benefits under Section 4 hereof; provided that (a) no such action shall impair the rights of a Participant who previously has incurred a Qualified Termination unless such amendment, modification, removal or termination is agreed to in a writing signed by the Participant and the Company and (b) the Plan may not be terminated or amended within six (6) months before or two (2) years after a Change in Control in any manner that would adversely affect the benefits available to any Participant under the Plan, other than any Board determination on whether a Change in Control has occurred. If such notice is delivered by the Company, this Plan (or the participation of selected executives), along with all corresponding rights, duties, and covenants shall automatically be amended or expire as stated in such notice.

Notwithstanding the above, the Committee may modify the Plan at any time without the executives’ consent to comply with the requirements of Section 409A of the Code and any other rule, regulation, or statute, as determined by the Committee in its sole and absolute discretion.

Section 7 (relating to confidentiality, non-competition, non-solicitation, non-disparagement, return of property, and recoupment) and Section 18 (relating to governing law) shall survive the termination of this Plan.

18. Governing Law. This Plan shall be governed, construed, interpreted, and enforced in accordance with the substantive laws of the State of Michigan, without regard to conflicts or choice of law under which the law of any other jurisdiction would apply.

19. Severability. Whenever possible, each provision of this Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Plan shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

20. Headings. Headings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

21. Section 409A.

(a) In General. Section 409A of the Code (“Section 409A”) imposes payment restrictions on “nonqualified deferred compensation” (i.e., potentially including payments owed to a Participant upon termination of employment). Failure to comply with these restrictions could result in negative tax consequences to a Participant, including immediate taxation, interest and a 20% additional income tax. It is the Company’s intent that this Plan be exempt from the application of, or otherwise comply with, the requirements of Section 409A. Specifically, any taxable benefits or payments provided under this Plan are intended to qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the involuntary separation pay exceptions to Section 409A, to the maximum extent possible. Each installment of any taxable benefits or payments provided under this Plan is intended to be treated as a separate payment for purposes of Section 409A. To the extent that Section 409A is applicable to any taxable benefit or payment, and if a Participant is a “specified employee” as determined by the Company in accordance with Section 409A, then notwithstanding any provision in this Plan to the contrary and to the extent required to comply with Section 409A, all such amounts that would otherwise be paid or provided to such Participant during the first six months following the Date of Termination shall instead be accumulated through and paid or provided (without interest) on the first business day following the six-month anniversary of the Date of Termination (or, if the Participant dies during such six-month period, within 30 days after the Participant’s death). Notwithstanding any provision of this Plan to the contrary, but only to the extent required to comply with Section 409A, any severance payable pursuant to Section 4(a)(ii)(B) of this Agreement shall be paid (i) in a lump sum if the Change in Control constitutes a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5), or (ii) in installments over the applicable 24-month (Tier 1), 18-month (Tier 2), or 12-month (Tier 3) period if the Change in Control does not constitute a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5). With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, including benefits pursuant to Sections 4(a)(iv) and (v), except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last day of the Participant’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.

Although the Company shall use its best efforts to avoid the imposition of taxation, interest, and penalties under Section 409A of the Code, the tax treatment of deferrals under this Plan is not warranted or guaranteed. Neither the Company, its officers and employees, the Board, the administrator nor advisers shall be held liable for any taxes, interest, penalties, or other monetary amounts owed by any Participant or beneficiary or other taxpayer as a result of the Plan.

(b) Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and the Participant is no longer providing services (at a level that would preclude the occurrence of a “separation from service” within the meaning of Section 409A) to the Company as an employee or consultant, and for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.

[END OF DOCUMENT]

APPENDIX A

GENERAL RELEASE

This General Release (this “Release”) is entered into by and between ____________________________ (“Executive”) and Kelly Services, Inc. (the “Company”) as of the ____ day of _____________ 20__.

1. Employment Status. Executive’s employment with the Company and its affiliates terminated effective as of __________________________, 20__. As used in this Release, the term “Affiliate” will mean any entity controlled, directly or indirectly, by the Company.

2. Payments and Benefits. Upon the effectiveness of the terms set forth herein, the Company will provide Executive with the benefits set forth in Section 4(a) of the Kelly Services, Inc. Senior Executive Severance Plan (the “Severance Plan”), upon the terms, and subject to the conditions, of the Severance Plan.

3. No Admission of Liability. This Release does not constitute an admission by the Company or its Affiliates or their respective officers, directors, partners, agents, or employees, or by Executive, of any unlawful acts or of any violation of federal, state, or local laws.

4. Claims Released by Executive. In consideration of the payments and benefits set forth in Section 4(a) of the Severance Plan, Executive for himself/herself, his/her heirs, administrators, representatives, executors, successors and assigns (collectively, “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its respective Affiliates and their respective predecessors, successors and assigns (the “Kelly Group”) and each of its officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), and each of them, from any and all claims, demands, actions, causes of action, costs, expenses, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may ever have against the Releasees relating to or arising out of Executive’s employment or separation from employment with the Kelly Group, from the beginning of time and up to and including the date Executive executes this Release. This Release includes, without limitation: (a) law or equity claims; (b) contract (express or implied) or tort claims; (c) claims for wrongful discharge, retaliatory discharge, whistle blowing (including the Michigan Whistleblowers Protection Act), libel, slander, defamation, unpaid compensation, wage and hour violations, intentional infliction of emotional distress, fraud, public policy contract or tort (including the federal Sarbanes-Oxley Act of 2002), and implied covenant of good faith and fair dealing, whether based in common law or any federal, state or local statute; (d) claims under or associated with any of the Kelly Group’s incentive compensation plans or arrangements; (e) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including without limitation under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Michigan Elliot Larsen Civil Rights Act, the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, the Michigan Persons with Disabilities Act, the Rehabilitation Act, the

Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Lilly Ledbetter Fair Pay Act, or any other foreign, federal, state or local law or judicial decision); (f) claims arising under the Employee Retirement Income Security Act; and (g) any other statutory or common law claims related to Executive’s employment with the Kelly Group or the separation of Executive’s employment with the Kelly Group.

Without limiting the foregoing paragraph, Executive represents that he/she understands that this Release specifically releases and waives any claims of age discrimination, known or unknown, that Executive may have against the Kelly Group as of the date he/she signs this Release. Executive acknowledges that as of the date he/she signs this Release, he/she may have certain rights or claims under the Age Discrimination in Employment Act, 29 U.S.C. §626, and he/she voluntarily relinquishes any such rights or claims by signing this Release.

Notwithstanding the foregoing provisions of this Section 4, nothing herein will release the Kelly Group from (i) any obligation under the Severance Plan, including without limitation Section 4(a) of the Severance Plan; (ii) any obligation to provide all benefit entitlements under any Company benefit or welfare plan that were vested as of the Date of Termination, including the Company’s 401(k) plan and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; and (iii) any rights or claims that relate to events or circumstances that occur after the date that Executive executes this Release. In addition, nothing in this Release is intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission or any state or local human rights commission in connection with any claim Executive believes he/she may have against the Releasees. However, by executing this Release, Executive hereby waives the right to recover any remuneration, damages, compensation, or relief of any type whatsoever from the Company in any proceeding that Executive may bring before the Equal Employment Opportunity Commission or any similar state commission or in any proceeding brought by the Equal Employment Opportunity Commission or any similar state commission on Executive’s behalf.

5. Representations. Executive acknowledges and represents that, as an employee of the Company and its Affiliates, he/she has been obligated to, and has been given the full and unfettered opportunity to, report timely to the Company any conduct that would give rise to an allegation that the Company or any Affiliate has violated any laws applicable to its businesses or has engaged in conduct which could otherwise be construed as inappropriate or unethical in any way, even if such conduct is not, or does not appear to be, a violation of any law. Executive acknowledges that a condition of the payment of the benefits under Section 2 of this Release is his/her truthful and complete representation to the Company regarding any such conduct, including but not limited to conduct regarding compliance with the Company’s Code of Business Conduct and Ethics, policies, and procedures, and with all laws and standards governing the Company’s business. Executive’s truthful and complete representation, based on his/her thorough search of his/her knowledge and memory, is as follows: Executive has not been directly or indirectly involved in any such conduct; no one has asked or directed him/her to participate in any such conduct; and Executive has no specific knowledge of any conduct by any other person(s) that would give rise to an allegation that the Company or any Affiliate has violated any laws applicable to its businesses or has engaged in conduct which could otherwise be construed as inappropriate or unethical in any way.

6. Bar To Further Claims. Executive promises not to commence litigation against the Kelly Group in court for any claims covered by this Release and not excluded by the exclusions above. Executive acknowledges and agrees that if he/she should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasees (with the exception of the filing of charges of discrimination contemplated by Section 4 of this Release) with respect to any cause, matter or thing which is the subject of the release under Section 4 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from Executive all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees, along with the benefits set forth in Section 4 of the Severance Plan. This promise not to commence litigation is separate from, and in addition to Executive’s release of claims described herein.

7. Governing Law. This Release will be governed by and construed in accordance with the laws of the State of Michigan, without regard to conflicts or choice of law under which the law of any other jurisdiction will apply.

8. Acknowledgment. Executive has read this Release, understands it, and voluntarily accepts its terms, and Executive acknowledges that he/she has been advised by the Company to seek the advice of legal counsel before entering into this Release. Executive acknowledges that he/she was given a period of [21] [45] calendar days within which to consider and execute this Release, and to the extent that he/she executes this Release before the expiration of the [21] [45] calendar day period, he/she does so knowingly and voluntarily and only after consulting his/her attorney. Executive agrees he/she had adequate time to review the procedural and substantive requirements for execution of this Release under the Older Worker Benefit Protection Act and Age Discrimination in Employment Act with Executive’s legal counsel and further agrees that Company has complied with those procedural and substantive requirements.

Executive acknowledges and agrees that the amounts payable by the Kelly Group pursuant to the Severance Plan represent substantial value over and above that to which Executive would otherwise be entitled. The consideration set forth in the Severance Plan is in full accord and satisfaction of any claims and any causes of action that Executive has, may have, or may have had against the Company and its Affiliates related to, arising in the course of or arising out of Executive’s employment or the termination of Executive’s employment.

9. Early Submission of Agreement. Executive may voluntarily and knowingly sign, but is not required to sign, this Release before the end of the twenty-one (21) day period, provided that Executive signs the attached Early Submission Form. The Company has made no promises, inducements, representations, or threats to cause Executive to sign this Release before the end of the twenty-one (21) day period. If Executive voluntarily and knowingly signs this Release before the end of the twenty-one (21) day period, the mandatory seven (7) day revocation period set forth in Section 10 will start on the day after the day on which Executive signs this Agreement.

10. Revocation. Executive has a period of 7 calendar days following the execution of this Release during which Executive may revoke this Release by delivering written notice to the Company pursuant to Section 16 of the Severance Plan. This Release will not become effective or enforceable until such revocation period has expired, and no revocation has occurred. Executive understands that if he/she revokes this Release, it will be null and void in its entirety, and he/she will not be entitled to any payments or benefits provided pursuant to the Severance Plan. Executive understands that by signing this Release and by not revoking the Release during the seven (7) day revocation period, Executive shall be bound by this Release.

To be effective, any revocation must be in writing, addressed to Kelly Services, Senior Vice President, Human Resources, 999 W. Big Beaver Road, Troy, Michigan 48084, and either postmarked within the seven (7) day revocation period or hand delivered to the Company within the seven (7) day revocation period. If revocation is made by mail, mailing by certified mail return receipt requested is recommended to show proof of mailing.

11. Miscellaneous. This Release, together with the Severance Plan and any agreements concerning restrictive covenants referenced in Section 7 of the Severance Plan, represents the final and entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations, and discussions between the parties hereto and/or their respective counsel with respect to the subject matter hereof. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release. In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release will remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision will be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law. Executive agrees to execute such other documents and take such further actions as reasonably may be required by the Kelly Group to carry out the provisions of this Release.

12. Counterparts. This Release may be executed by the parties hereto in counterparts (including by means of facsimile or other electronic transmission), each of which will be deemed an original, but all of which taken together will constitute one original instrument.

IN WITNESS WHEREOF, the parties have executed this Release on the date first set forth above.

KELLY SERVICES, INC.

By:
Its:
Dated:

EXECUTIVE

By:
Dated:

EARLY SUBMISSION FORM

_____________________ (“Executive”) is voluntarily and knowingly submitting the signed Release (“Agreement”) to Kelly Services, Inc. (referred to collectively as “Employer”) on this date.

1. Executive is voluntarily and knowingly submitting the signed Agreement before the end of the twenty-one (21) day period specified in Paragraph 4(b) of the Agreement.

2. Executive understands that Executive e is not required to sign the Agreement or to submit the signed Agreement before the end of the twenty-one (21) day period.

3. Executive agrees that, as stated in Paragraphs 9 of the Release, Employer has made no promises, inducements, representations, or threats to cause Employee to sign the Agreement before the end of the twenty-one (21) day period.

4. Executive understands that the mandatory seven (7) day revocation period, as stated in Paragraph 10 of the Release, will start on the day after the day on which Executive signs the Agreement.

5. Executive understands that by signing this Agreement before the expiration of the twenty-one (21) day period and by not revoking the Agreement during the seven (7) day revocation period, the payments set forth in the Severance Plan of the Agreement shall commence on an expedited basis.

EMPLOYEE NAME

Dated:

APPENDIX B

RESTRICTIVE COVENANTS

As further detail and in addition to the restrictive covenants stated in Section 7 of the Kelly Services, Inc. Senior Executive Severance Plan (the “Plan”), Kelly Services, Inc.’s (the Company”) payment obligations and an Executive’s right, if any, to severance benefits under Section 4(a) of the Plan shall immediately cease in the event the Committee determines, in its sole discretion, that the Executive has engaged, or has threatened to engage, in any of the following activities:

(i) For a period of twelve (12) months after an Executive’s termination of employment, the Executive shall not directly or indirectly, individually, or as a director, employee, officer, principal, agent, or in any other capacity or relationship, engage in any business or employment, or aid or endeavor to assist any business or legal entity that is in direct competition with the business of the Company as then being carried out (provided, however, that notwithstanding anything to the contrary contained in the Plan, an Executive may own up to two percent (2%) of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Securities Exchange Act of 1934). An Executive acknowledges that the Company has operations in all 50 states, the District of Columbia and at least twenty-nine other countries, that the Company’s strategic plan is to continue to expand its operations and presence both domestically and internationally and that the Executive’s services are integral to these operations and expansion plans.

(ii) During an Executive’s employment with the Company, and during the twelve (12) month period following any termination of an Executive’s employment for any reason, Executive shall not, except in the course of carrying out his or her duties hereunder, directly or indirectly induce any employee of the Company to terminate employment with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, knowingly employ or offer employment to any person who is or was employed by the Company unless such person shall have ceased to be employed by such entity for a period of at least six (6) months.

(iii) Executive shall not, directly or indirectly, during his or her employment with the Company and during the twelve (12) month period following any termination of an Executive’s employment for any reason engage in any Solicitation.

(iv) Executive shall not disparage, slander, or injure the business reputation or goodwill of the Company in any material way, including, by way of illustration, through any contact with vendors, suppliers, employees, or agents of the Company which could harm the business reputation or goodwill of the Company.

(v) The Company has advised the Executive and the Executive acknowledges that it is the policy of the Company to maintain as secret and confidential all Protected Information, and that Protected Information has been and will be developed at substantial cost and effort to the Company. All Protected Information shall remain confidential permanently, and the Executive shall not, at any time, directly or indirectly, divulge, furnish, or make accessible to any person, firm, corporation, association, or other entity (otherwise than as may be required in the regular course of the Executive’s employment with the Company), nor use in any manner, either during the term of employment or after termination, at any time, for any reason, any Protected Information, or cause any such information of the Company to enter public domain.

Nothing contained in this Plan, or any other agreement, policy, practice, procedure, directive, or instruction maintained by the Company shall prohibit Executive from reporting possible violations of federal, state, or local laws or regulations to any federal, state, or local governmental agency or commission (a “Government Agency”) or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local laws or regulations. Executive does not need prior authorization of any kind to make any such reports or disclosures to any Government Agency and Executive is not required to notify the Company that Executive has made such reports or disclosures. In addition, notwithstanding any other language in this Plan to the contrary, Executive understands that Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney if such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and Executive does not disclose the trade secret except pursuant to a court order.

For purposes of this Appendix B, the following terms shall mean as stated below:

“Solicitation” means to solicit, divert or attempt to solicit or divert from the Company, any work or business related to the employee staffing and consulting services business, which includes, but is not limited to, direct placement, outplacement, outsourcing, recruitment, recruitment process outsourcing, temporary staffing services, management services, vendor on-site, vendor management, and consulting services (the “Company’s Business”), or otherwise related to any activity that is in competition with the Company, from any client or customer, or potential client or customer, of the Company for either the Executive or any other entity that may employ, engage, or associate with the Executive in any fashion, or have any contact, through business-oriented social networking sites or otherwise, with any client or customer, or potential client or customer, of the Company for either the Executive or any other entity that may employ, engage or associate with the Executive in any fashion, for purposes of influencing any such client or customer, or potential client or customer, to not use or not continue to use the Company for work or business related to the Company’s Business (provided, however, that notwithstanding anything to the contrary contained in this document, an Executive may own up to two percent (2%) of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Securities Exchange Act of 1934). For purposes of this section, “client(s)” or “customer(s)” of the Company, shall mean any individual, corporation, limited liability company, partnership, proprietorship, firm, association, or any other entity that the Company has invoiced during the preceding twelve (12) months, and “potential client(s) or customer(s)” shall be any individual, corporation, limited liability company, partnership, proprietorship, firm, association, or any other entity that the Executive knew or should have known was a potential customer through personal knowledge or had any personal exposure through Company meetings or marketing efforts, during the preceding twelve (12) months.

“Protected Information” means trade secrets, confidential and proprietary business information of the Company, and any other information of the Company, including, but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the Company and its agents or employees, including the Executive; provided, however, that information that is in the public domain (other than as a result of a breach of this provision) is not Protected Information.